Filed pursuant to Rule 433
File No. 333-112081
***REPUBLIC OF TURKEY LAUNCH TERMS***

Issuer:	Republic of Turkey
Transaction:	Reopening of the 9.500% Global bonds due 2014
Ratings:	Ba3/BB-/BB- (stable/stable/positive)
Distribution:	SEC registered
Tap Amount:	US$500 million taking deal to US$1.75 billion
Gross Proceeds:	US$543,100,000
S/A Coupon:	9.500% (30/360)
Maturity Date:	15-Jan-2014
Offering Price:	108.620 plus accrued interest from 4 days
Yield to maturity:	7.950%
Spread to Treasury:	284.6
Benchmark:	UST 5.125% 05/2016 at 100-05 5.104% (yield)
Interest Pay Dates:	15 January and 15 July
Settlement Date:	19 July 2006 (T+5)
Fee:	0.125%
CUSIP:	900123AS9
ISIN:	US900123AS92
Common Code:	017712217
Bookrunner:	Citi/HSBC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-811-8049.